EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Numbers 333-63912, 333-130078, 333-130079, and 333-138891 on Form S-8 of our reports dated September 11, 2015, relating to the consolidated financial statements of Jack Henry & Associates, Inc. and subsidiaries, and the effectiveness of Jack Henry & Associates, Inc. and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Jack Henry & Associates, Inc. and subsidiaries internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Jack Henry & Associates, Inc. for the year ended June 30, 2015.

/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
September 11, 2015